Exhibit 107
Calculation of Filing Fee Table
424B2
(Form Type)
U.S. Bancorp
(Exact Name of Registrant as Specified in its Charter)
(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Secu
riti
es

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Debt	4.009% Fixed-to-Floating Rate Notes due 2032	457(r)	$210,000,000	103.267%	$216,860,700	$ 153.10 per $1,000,000	$33,201.37

	Total Offering Amounts					$216,860,700

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$33,201.37

(1)
The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-270467 filed on March 10, 2023.

(2)
€200,000,000 aggregate principal amount of the 4.009%
Fixed-to-Floating
Rate Notes due 2032 will be issued. The Amount Registered and the Maximum Aggre gate
Offering Price are based on the February 20, 2025 Euro/U.S. dollar exchange rate of €1.00 = U.S. $1.05, as reported by Bloomberg L.P.